Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

MPM Technologies, Inc.

and

Carbon Cycle Investments LLC

February 23, 2011

-i-

(continued)

-ii-

(continued)

-iii-

Exhibits

Exhibit A                      MPM Mining Agreement
Exhibit B                      Trust Account Wire Instructions
Exhibit C                      Disclosure Schedules

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated February 18, 2011, is entered into by and between MPM Technologies, Inc., a Washington corporation (the “Company”) and Carbon Cycle Investments LLC, a Washington limited liability company (“Investor”).

RECITALS

A.           Investor has loaned the Company $100,000, and the Company has issued certain convertible secured promissory notes to Investor (either directly or as assignee of Carbon Cycle Industries, Inc., a Washington corporation and an Affiliate of the Investor), in the principal amount and on the original issuance dates set forth below (as amended and restated, the “Notes”), to evidence the loan:

Principal Amount	Issuance Date
$50,000	October 26, 2010
$50,000	December 3, 2010

B.           Investor desires to purchase from the Company, and the Company desires to sell to Investor that number of shares of the Company’s Common Stock such that Investor will own 67% of the outstanding Common Stock of the Company, calculated on a fully-diluted basis (but excluding for purposes of calculating the 67%, the Cancelled Shares, the Cancelled Option Shares and the Investor Option Shares), as of the date of such purchase and sale, for aggregate consideration of $2,000,000, including the conversion of the Note.

C.           Concurrently with the sale and purchase of the Issued Shares, Investor will convert the Notes into shares of the Company’s Common Stock, in accordance with the terms of the Notes, and the Company will cancel the Notes.

AGREEMENT

In consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any of (a) a director, manager, officer, shareholder or member of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person), and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Investor” has the meaning set forth in the preamble.

“Investor Indemnified Person” has the meaning set forth in Section 8.2.

“Cancelled Option Shares” has the meaning set forth in Section 5.8.

“Cancelled Shares” has the meaning set forth in Section 5.10.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Agreements” means (i) an independent contractor agreement between the Company and Robert D. Little and (ii) employment agreements between the Company and each of Frank E. Hsu and Stu Turgel, in each case in form and substance reasonably acceptable to the Company and Investor.

“Company Breach” has the meaning set forth in Section 8.2.

“Company Indemnified Person” has the meaning set forth in Section 8.3.

“Company Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business, operations, prospects or results of operations of the MPM Companies, taken as a whole, or would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent any of the MPM Companies from performing their obligations under any Transaction Document to which any of them is a party; provided, however, that the following shall not be deemed to constitute, and no change or effect arising from or attributable or relating to the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) the U.S. economy or financial markets, or any foreign markets or any foreign economy or financial markets in any location where any of the MPM Companies has material operations or sales; and (ii) any breach by Investor of this Agreement.

“Company SEC Reports” has the meaning set forth in Section 3.31.

“Company Shareholder Approval” has the meaning set forth in Section 3.5(c).

“Company Special Meeting” has the meaning set forth in Section 5.12(a).

“Confidential Information” has the meaning set forth in Section 7.3(c).

“Contribution Agreement” has the meaning set forth in Section 2.3.

“Conversion” means the conversion of the outstanding principal and accrued interest under the Notes into shares of Common Stock of the Company on the Closing Date, as contemplated in Section 2.1.

“Conversion Shares” has the meaning set forth in Section 2.1.

“Damages” means all damages, penalties, losses (including loss of Tax attributes), fines, Liabilities, amounts paid in settlement, Taxes, diminution of value, costs, expenses and fees, including all court and attorneys’ fees, costs and expenses (whether such fees, costs and expenses arise out of a dispute or claim between the parties to this Agreement or out of a dispute involving third parties).

“Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article III.

“Effective Date” is the date set forth in the preamble.

“Employee Plan” has the meaning set forth in Section 3.19.

“Environmental Laws” means all Laws pertaining to environmental matters, including, without limitation, those arising under CERCLA, RCRA, SARA, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

“EPA” has the meaning set forth in Section 3.17(a)(ii).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning given such term in Section 3.7.

“GAAP” means United States generally accepted accounting principles

“Governing Documents” means, for each of the MPM Companies, the articles of incorporation and the bylaws, or equivalent organizational or charter documents, and any other governing agreement or document, each as amended, supplemented or modified to date.

“Governmental Authority” means any nation, sovereign or government, any federal, regional, state, province, local or political subdivision, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” has the meaning set forth in Section 3.17(a)(ii).

“Intellectual Property” means intellectual property or proprietary rights of any description and in all jurisdictions, including, without limitation, (i) rights in any patent, patent application (including, without limitation, any continuation, continuation-in-part and divisional filings), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (ii) related registrations and applications for registration, (iii) trade secrets, moral rights or publicity rights, and (iv) inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including but not limited to any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (1) computer source codes (human readable format) and object codes (machine readable format); (2) specifications; (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (4) engineering, programming, service and maintenance notes and logs; (5) technical, operating and service and maintenance manuals and data; (6) hardware reference manuals; and (7) user documentation, help files or training materials, and (v) goodwill related to any of the foregoing.

“Interim Financial Statements” has the meaning given such term in Section 3.7.

“Investor” has the meaning set forth in the preamble.

“Investor Option Shares” means the shares of the Company’s Common Stock that are the subject of the option granted to Investor pursuant to the Amended and Restated Option Agreement among the Company, Carbon Cycle Industries Inc. and Investor dated December 3, 2010, as it may be amended from time to time.

“Issued Shares” has the meaning set forth in Section 2.2.

“Knowledge of the Company” means, at all relevant times before and as of the Closing, the actual knowledge after due inquiry of the officers and directors of the MPM Companies as of the date hereof.

“Law” means with respect to any Governmental Authority, any constitutional provision, law, statute, code, rule, regulation, ordinance, treat, order, decree, writ, judgment, decision, certificate, license, holding, determination, injunction, permit or requirement of such Governmental Authority along with the interpretation and administration thereof by any

Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing as in effect at the time in question, including any amendments, supplements, replacements or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Leased Real Property” has the meaning set forth in Section 3.12.

“Leases” has the meaning set forth in Section 3.12.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, rights of first refusal or first offer, option, or other similar arrangement or interest in real or personal property.

“Luciano” means Michael J. Luciano, a resident of New Jersey.

“Material Contracts” has the meaning set forth in Section 3.15(b).

“Mining Divestiture” the meaning set forth in Section 5.10.

“MPM Companies” has the meaning set forth in Section 3.1.

“MPM Mining” the meaning set forth in Section 5.10.

“MPM Mining Agreement” means the stock purchase agreement of even date herewith attached as Exhibit A.

“Notes” has the meaning set forth in the Recitals.

“Off-the-Shelf Software Licenses” means licenses, sub-licenses, and other agreements relating to (a) software that is commercially available on a non-exclusive basis under a license in substantially the same form as offered to all licensees, and (b) software that is available to the public on a license basis without charge and is used solely on the Company’s computers and not distributed or conveyed within the meaning of such licenses.

“CCC Interest” means all of the membership interests in Carbon Cycle Crush LLC, a Washington limited liability company, owned by Investor as of the Closing.

“Permits” has the meaning set forth in Section 3.16.

“Person” means an individual, a corporation, an association, a partnership, a limited liability company or any other type of organization or entity.

“Proxy Statement” has the meaning set forth in Section 5.2(b).

“Purchase Price” has the meaning set forth in Section 2.3.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Registration Rights Agreement” means an agreement between the Company and Investor to grant rights to Investor to have capital stock of the Company held by Investor registered with the SEC on demand, in form and substance reasonably acceptable to the Company and Investor.

“Restricted Business” has the meaning set forth in Section 7.3(a).

“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the Conversion Shares and the Issued Shares.

“Skygas Technology” means the certain electric arc conversion process used for the disposal and gasification of carbonaceous waste that has been developed and commercialized by the Company.

“Subsidiary” or “Subsidiaries” means any United States or foreign corporation, partnership, limited liability company, joint venture or other legal entity of which a Person, either alone or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests of such Person.

“Tax” or “Taxes” means any federal, state, local, foreign, and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers’ compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Third Party Claims” has the meaning set forth in Section 8.4(a).

“Transaction Documents” means this Agreement and any agreements, documents, instruments or certificates delivered in connection with the transactions contemplated by this Agreement.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1   Conversion of the Notes. Concurrently with the purchase and sale of the Issued Shares, as contemplated in Section 2.2, Investor shall convert the Notes in accordance with their terms into shares of the Company’s Common Stock (the “Conversion Shares”).

Section 2.2   Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, Investor shall purchase and the Company shall sell and issue to Investor, concurrently with the Conversion, (a) 10,000,000 shares of the Company’s Common Stock, less (b) the number of Conversion Shares, plus (c) an additional number of shares of the Company’s Common Stock, such that Investor will own 67% of the outstanding Common Stock of the Company as of the Closing Date (calculated as if all exercisable, exchangeable, and convertible securities of the Company are exercised, exchanged, and converted as of the Closing Date and excluding the Cancelled Shares, the Cancelled Option Shares and the Investor Option Shares) (the “Issued Shares”).

Section 2.3   Purchase Price. The aggregate purchase price for the Shares will be $2,000,000 (the “Purchase Price”). The Purchase Price will be paid to the Company at the Closing as follows: (a) Investor will contribute the CCC Interest to the Company pursuant to a contribution agreement in form and substance reasonably acceptable to the Company and Investor (the “Contribution Agreement”); (b) Investor will pay the Company $900,000 by wire transfer of immediately available funds to the trust account specified by the Company in accordance with the wire transfer instructions on Exhibit B; and (c) Investor and the Company will complete the Conversion.

Section 2.4   Place and Time of Closing.  On the terms and subject to the conditions set forth in this Agreement, the purchase and sale of the Shares and the Conversion (the “Closing”) will take place at the offices of Stoel Rives LLP, 600 University Street #3600, Seattle, WA 98101, at 10:00 a.m. local time on the second business day following the satisfaction and/or waiver of all the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or at such other date, time or place as Investor and the Company may agree (the “Closing Date”).

Section 2.5   Company’s Closing Deliverables.  Subject to the conditions set forth in this Agreement, at the Closing, the Company will deliver or cause to be delivered the following to Investor:

(a)           One or more certificates representing the Shares;

(b)           A certificate, dated as of the Closing Date, duly executed by the Secretary of the Company, certifying that both the board of directors and the shareholders of the Company have approved the transactions contemplated by the Transaction Documents and attaching copies of the applicable resolutions or minutes;

(c)           A certificate, dated as of the Closing Date, duly executed by an officer of the Company, certifying that the conditions set forth in Section 6.1 have been complied with;

(d)           A duly executed resignation from each officer and director, as determined by Investor, of each of the MPM Companies, effective as of the Closing;

(e)           All of the third party consents specified on Schedule 6.1(f); and

(f)           The Registration Rights Agreement.

Section 2.6   Investor’s Closing Deliverables. Subject to the conditions set forth in this Agreement, at the Closing, Investor will deliver or cause to be delivered the following to the Company:

(a)           The Purchase Price in accordance with Section 2.3, including the Contribution Agreement and original Notes; and

(b)           A certificate dated as of the Closing Date, duly executed by a manager of Investor, certifying that the conditions set forth in Section 6.2 have been complied with.

Section 2.7   Investor Option. The Closing shall have no affect on the Amended and Restated Option Agreement among the Company, Carbon Cycle Industries Inc. and Investor dated December 3, 2010, as it may be amended from time to time, which shall remain in full force and effect in accordance with its terms.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Investor that, except as disclosed on the disclosure schedules attached to this Agreement as Exhibit C (“Disclosure Schedules”), the statements contained in this Article III are true and correct as of the Effective Date and will be true and correct as of the Closing Date. The Disclosure Schedules shall be arranged in numbered paragraphs corresponding to the sections and subsections of this Article III, and each exception will be deemed to qualify only the specific numbered section or subsection of this Article III which is referenced in the applicable exception.

Section 3.1   Organization.   Schedule 3.1 contains a true and complete list for the Company and each of its Subsidiaries (collectively, the “MPM Companies”) of its name, its jurisdiction of incorporation or organization, and any other jurisdictions in which it is authorized to do business. Each of the MPM Companies is a corporation, limited liability company, partnership or joint venture, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the MPM Companies has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the MPM Companies is duly qualified and in good standing in all jurisdictions in which the nature of its activities and of its properties (owned, leased or operated) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Company Material Adverse Effect. The Company has delivered to Investor true and correct copies of the Governing Documents.

Section 3.2    Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, of which 7,141,706 shares are issued and outstanding. The outstanding shares of the Company’s Common Stock are all validly issued, fully paid, and nonassessable. 347,666 shares of the Company’s Common Stock are reserved for issuance pursuant to the Company’s stock option plan.

(b)           The Company is a reporting company under the Securities Exchange Act of 1934, as amended. Of the issued and outstanding shares, (i) 5,784,436 shares have not been registered under the Securities Act, in reliance upon exemptions from registration provided by Section 4(2) thereof and under the securities laws of applicable states or any rules or regulations promulgated thereunder, and are restricted shares as defined in the Securities Act and (ii) 1,357,270 Shares have been registered under the Securities Act and are quoted on the OTC Bulletin Board.

(c)           Schedule 3.2 contains a true and complete list of the capitalization of the Company’s Subsidiaries, including any options, warrants or other rights to purchase shares of the their respective capital stock, and identifying the identity of each security holder and the number of shares or other securities held by each. The Company has the entire right, title, and interest in and to, directly or indirectly, all of the outstanding shares of capital stock of each of its Subsidiaries. The issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are all validly issued, fully paid, and nonassessable.

(d)           Except as set forth in Schedule 3.2, each of the MPM Companies has no outstanding, and there are no outstanding obligations of any of the MPM Companies (contingent or otherwise) to issue, (i) any shares of its capital stock, (ii) securities convertible or exchangeable for any shares of its capital stock, or (iii) any options or rights to purchase or otherwise acquire shares of its capital stock. None of the MPM Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or other securities of such MPM Company. There are no voting trust, proxy, shareholder or other agreements or understandings to which any of the MPM Companies is a party or is bound with respect to the voting or transfer of the capital stock or other securities of such MPM Company. The sale of the Shares is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights.

Section 3.3   Valid Issuance of Shares.  The Shares being purchased hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than under applicable state and federal securities laws.

Section 3.4   Ownership of Other Entities and Joint Ventures.  Other than its Subsidiaries listed on Schedule 3.1, the Company does not otherwise own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, trust or other Person. None of the MPM Companies is under any obligation (contingent or otherwise), and has no right, to acquire, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, trust or other Person. None of the MPM Companies is party to any joint venture agreement or similar arrangement.

Section 3.5    Authority; Enforceability.

(a)           The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, and, except for obtaining the approval of its shareholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s shareholders (and assuming due and valid authorization, execution and delivery hereof by Investor), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           The board of directors of the Company has (i) determined that it is in the best interests of the Company’s shareholders for the Company to consummate the sale of the Shares to Investor upon the terms and subject to the conditions set forth in this Agreement, (ii) approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (iii) resolved to recommend that the shareholders of the Company approve the sale of the Shares as contemplated by this Agreement and the sale of MPM Mining as contemplated by the MPM Mining Agreement.

(c)           The affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding shares of Common Stock at the Company Special Meeting in favor of the approval of the sale of the Shares and the MPM Mining Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to approve such transaction or any other transaction contemplated by the Transaction Documents.

Section 3.6   No Conflicts; Required Consents.  Except as set forth on Schedule 3.6, the execution and delivery by each of the MPM Companies of the Transaction Documents to which it is a party, and the consummation by the MPM Companies of the transactions contemplated thereby, does not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or require any consent, or give rise to a right of termination, cancellation or acceleration of any right or obligation or loss of any benefit or creation of any Lien on any asset of any of the MPM Companies or the Shares, under (i) any provision of the Governing Documents, (ii) any material agreement or instrument (including any Material Contract) to which any of the MPM Companies is a party or by which any of their properties or assets is bound, (iii) any permit, judgment, order, injunction, decree or ruling of any Governmental Authority applicable to the MPM Companies, or any of their properties or assets, or (iv) any Law applicable to the MPM Companies or any of their properties or assets. Other than filings the Company may be required to make with the Securities and Exchange Commission, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by any of the MPM Companies of the Transaction Documents to which it is a party, or for the consummation by the MPM Companies of the transactions contemplated thereby.

Section 3.7   Financial Statements.  For each of the MPM Companies, the Company has delivered to Investor (i) unaudited financial statements (balance sheet, statement of operations and statement of cash flows) at and for the eleven month period ended November 30, 2010, including in each case the notes thereto (the “Interim Financial Statements”), and (ii) audited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) at and for the year ended December 31, 2009, together with the report thereon of the Company’s independent registered public accountants (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed in the notes to the Financial Statements. The Financial Statements are true, correct, and complete in all material respects, and fairly present the financial condition and operating results of the MPM Companies as of the dates, and for the periods, indicated therein. No financial statements of any Person other than the MPM Companies are required by GAAP to be included in the financial statements of the Company.

Section 3.8   No Undisclosed Liabilities.  Except as set forth on Schedule 3.8, none of the MPM Companies has any Liabilities other than (i) those reflected or reserved against in the balance sheet contained in the Interim Financial Statements and (ii) those incurred in the ordinary course of business since the date of the Interim Financial Statements and consistent with past practice, none of which are, individually or in the aggregate, material.

Section 3.9   Absence of Certain Changes.  Except as contemplated or permitted by this Agreement or as set forth on Schedule 3.9, since the date of the Interim Financial Statements there has not been:

(a)           Any event or circumstance, whether or not covered by insurance, that constitutes a Company Material Adverse Effect;

(b)           Any sale or transfer by any of the MPM Companies of any tangible or intangible asset other than in the ordinary course of business, or the creation of any Lien on any such asset, other than (i) the Lien of current Taxes not yet due and payable, (ii) contract rights of customers in inventory, and (iii) Liens granted to Investor;

(c)           Any declaration, setting aside, or payment of a dividend or other distribution in respect of any of the MPM Companies, or the redemption or other repurchase by any of the MPM Companies of any capital stock of the applicable MPM Company;

(d)           For any of the MPM Companies, any transaction not in the ordinary course of business, other than the borrowings from, and granting of Liens to, the Investor;

(e)           For any of the MPM Companies, the lapse of any material trademark, assumed name, trade name, service mark, copyright, license, or patent or any application with respect to the foregoing;

(f)           For any of the MPM Companies, any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

(g)           For any of the MPM Companies, the discharge or satisfaction of any Lien or the payment of any material liability other than current liabilities in the ordinary course of business;

(h)           For any of the MPM Companies, the making of any loan, advance, or guaranty to or for the benefit of any Person except the creation of accounts receivable in the ordinary course of business; or

(i)           For any of the MPM Companies, any agreement to do any of the foregoing.

Section 3.10   Compliance with Laws.  Each of the MPM Companies is in compliance in all material respects with all Laws and governmental orders applicable to it. None of the MPM Companies has received any notice of any asserted present or past failure by it to comply with any Law applicable to it. None of the MPM Companies is in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other Governmental Authority in any respect material to its business or the transactions contemplated hereby.

Section 3.11   Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority or, to the Knowledge of the Company, threatened against (i) any of the MPM Companies, (ii) any of the MPM Companies’ properties or, (iii) to the Knowledge of the Company, any of the MPM Companies’ officers, directors or employees (in their capacities as such), nor, to the Knowledge of the Company, is there any basis therefor. There is no judgment, decree or order against any of the MPM Companies or, to the Knowledge of the Company, any of the MPM Companies’

directors, officers or employees (in their capacities as such) that would constitute a Company Material Adverse Effect.

Section 3.12   Real Property.  None of the MPM Companies currently owns any real property. Schedule 3.12 contains (a) a description of all real property formerly owned by the MPM Companies, (b) a description of all real property currently leased or subleased to the MPM Companies (the “Leased Real Property”), (c) a description of all real property formerly leased or subleased to the MPM Companies, (d) a true and complete list of all leases, subleases and other agreements (including any and all amendments and other modifications of such leases, subleases and other agreements) pursuant to which all or any portion of the Leased Real Property is leased or subleased (collectively, the “Leases”), and (e) a list of all material agreements applicable to the Leased Real Property. The Company has delivered to Buyer true and complete copies of (a) the Leases, and (b) all material agreements listed in Schedule 3.12. None of the MPM Companies is a party to any agreement or option to purchase any real property or interest therein. With respect to each Leased Real Property, each of the MPM Companies (as the case may be) has a valid and subsisting leasehold estate in such Leased Real Property and each of the Leases are in full force and effect. None of the MPM Companies is in material default under any such Lease and, to the Knowledge of the Company, no event has occurred and is continuing that, with the passage of time or upon giving of notice or both, would constitute an event of default thereunder. To the Knowledge of the Company, no landlord under any of the Leases is in material default under any such Lease. Except as set forth in Schedule 3.12, with respect to each of the Leases, (i) none of the MPM Companies has subleased, licensed or otherwise granted any person or entity the right to use or occupy the Leased Real Property or any portion thereof, (ii) none of the MPM Companies has assigned all or any part of its interest in any Lease, (iii) none of the MPM Companies has collaterally assigned or granted any security interest in such Lease, and (iv) none of the MPM Companies owes any brokerage commissions with respect to any Lease. All facilities, fixed equipment and operations of the MPM Companies are located and conducted entirely on real property leased by the MPM Companies as described above. The improvements to the Leased Real Property (including buildings, structures, and improvements but excluding the soil and water under such buildings, structures and improvements) are in satisfactory condition and repair (ordinary wear and tear excepted) consistent with its present use, available for immediate use in the conduct of the Business. There exists no pending or threatened condemnation or other legal actions affecting the Leased Real Property. None of the MPM Companies has received written notice of any material violations or investigations of violations of any applicable laws or ordinances affecting the Leased Real Property that have not been corrected.

Section 3.13   Personal Property; Sufficiency of Assets.  Except as disclosed on Schedule 3.13, each of the MPM Companies has good and marketable title to all of its personal property and all such personal property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is available for immediate use in the conduct of the business and operations of the applicable MPM Company. None of the MPM Companies’ personal property is subject to any Lien (except for a Lien of Taxes not yet due and payable or Liens granted to Investor). The Interim Financial Statements reflect all personal property of the MPM Companies (other than assets disposed of in the ordinary course of business since the date of the Interim Financial Statements). All tangible personal property is in compliance with all applicable Laws. The personal property reflected on the Interim Financial Statements and the leased real property listed on Schedule 3.12 include all property necessary to conduct the Company’s business and operations as currently conducted.

Section 3.14    Intellectual Property.

(a)           The MPM Companies own or have licensed all Intellectual Property used in or necessary for the commercialization and operation of the Skygas Technology and the conduct of the MPM Companies’ business and operations as currently conducted. There are no claims or demands pending by any Person pertaining to any of such Intellectual Property nor, to the Knowledge of the Company, is there a claim or demand threatened, and no proceedings have been instituted or, to the Knowledge of the Company, threatened which challenge the rights of the MPM Companies with respect to such Intellectual Property.

(b)           With respect to Intellectual Property that is owned by the MPM Companies, all such Intellectual Property is owned free and clear of all Liens (other than a Lien of Taxes not yet due and payable). All patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, and registered copyrights that are owned by the MPM Companies are listed in Schedule 3.14(b), which schedule expressly identifies such intellectual property rights associated with the Skygas Technology. All such patents, patent applications, trademarks, trademark registrations, trademark applications, and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 3.14(b), and have been properly maintained and renewed in accordance with all applicable provisions of Law.

(c)           With the exception of Off-the-Shelf Software Licenses, all licenses or other agreements under which the MPM Companies are granted rights in the Intellectual Property of any other Person are listed in Schedule 3.14(c), which schedule expressly identifies such licenses and other agreements associated with the Skygas Technology All such licenses or other agreements are in full force and effect, there is no default by any of the MPM Companies or by any other party thereto, and, except as set forth on Schedule 3.14(c), all of the rights of the MPM Companies thereunder are freely transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control). The licensors under said licenses and other agreements have and, at the time of the grant of such licenses or agreements, had all requisite power and authority to grant the rights purported to be conferred thereby. The execution and delivery by each of the MPM Companies of the Transaction Documents to which it is a party, and consummation by the MPM Companies of the transactions contemplated thereby, will not, with or without the passage of time or giving of notice, impair or otherwise affect the rights of the MPM Companies under any such license or agreement.

(d)           Each of the MPM Companies has taken all commercially reasonable measures required to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the applicable MPM Company. Each of the MPM Companies has required all current and former employees and all consultants and independent contractors who were involved in the development of any of the Intellectual Property owned or developed by the applicable MPM Company to execute enforceable agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment or services. No former or current employee, consultant or contractor of any of the MPM Companies is in violation of any such agreement, and the carrying on of the business of the MPM Companies will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any such agreement.  To the Knowledge of the Company, no Person is currently infringing or has previously infringed upon any Intellectual Property of the MPM Companies. Except for rights that have already been assigned, it will not be necessary to use any inventions of any employee of any of the MPM Companies made prior to his or her employment with the applicable MPM Company. All current and former employees, and all consultants and independent contractors, hired by the MPM Companies have agreed to maintain the confidentiality of all confidential and proprietary information of the applicable MPM Company and of any information of third parties received by the applicable MPM Company under an obligation of confidentiality.

(e)           None of the MPM Companies (i) has infringed, (ii) is currently infringing, or, (iii) by conducting its businesses as currently conducted, will infringe, the Intellectual Property of any Person. No proceeding charging any of the MPM Companies with infringement of any Intellectual Property of any Person has been filed or, to the Knowledge of the Company, is threatened to be filed. None of the MPM Companies is making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of the Company. None of the MPM Companies is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any manner with the use of its best efforts to promote the interests of the applicable MPM Company or that would conflict with the applicable MPM Company’s business and operations as now conducted.

Section 3.15    Material Contracts.

(a)           Except as set forth in Schedule 3.15(a), there are no agreements, licenses, understandings, arrangements or other commitments (other than insurance policies, which are listed on Schedule 3.27), written or oral, to which any of the MPM Companies is a party or by which it is bound, that (i) are terminable without the consent of the applicable MPM Company and that, if terminated, would have a Company Material Adverse Effect, or (ii) involve or may involve (A) obligations (contingent or otherwise) of the Company, or payments to the Company, in excess of $5,000, (B) the license of any Intellectual Property by any of the MPM Companies to any other Person or by any other Person to any of the MPM Companies, (C) provisions restricting the development, manufacture or distribution of any of the MPM Companies’ products or services, or (D) indemnification by any of the MPM Companies with respect to infringement of proprietary rights, or (iii) are otherwise material to the business and operations of any of the MPM Companies.

(b)           Each agreement, license, understanding, arrangement or other commitment which is required to be set forth in Schedule 3.15(a) (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, except where the failure to be in full force and effect or valid, binding and enforceable would not have a Company Material Adverse Effect. The Company has provided Investor with true and complete copies of all Material Contracts, together with all amendments, waivers or other changes thereto.

(c)           None of the MPM Companies nor any other party is in violation of, or in default under, any Material Contract, and no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder. Except as set forth on Schedule 3.15(c), the execution and delivery by each of the MPM Companies of the Transaction Documents to which it is a party, and consummation of the transactions contemplated thereby (including without limitation the sale and delivery by the Company of the Shares pursuant to this Agreement) will not, with or without the passage of time or giving of notice, result in any such violation of, or constitute a default under, any Material Contract. The MPM Companies have not received from any party to a Material Contract a notice of its intention to cancel, terminate or fail to renew such Material Contract.

Section 3.16   Permits and Licenses.  Schedule 3.16 contains a complete and correct list of all governmental licenses, permits, franchises, easements, and authorizations (collectively, “Permits”) held by each of the MPM Companies or required to operate its business. Each of the MPM Companies holds, and at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable Laws. Each of the MPM Companies is in compliance with all the terms of each Permit, and there are no claims that any of the MPM Companies has violated any Permit. The execution and delivery by each of the MPM Companies of the Transaction Documents to which it is a party, and consummation by it of the transactions contemplated thereby, will not result in a breach by any of the MPM Companies of any Permit, each of which shall remain in effect, without breach or default thereunder, from and after the Closing Date. Complete and accurate copies of all Permits have been delivered to Investor.

Section 3.17    Environmental Matters.

(a)           Except as set forth on Schedule 3.17(a):

(i)           none of the MPM Companies nor, to the Knowledge of the Company, any operator of any real property presently or formerly owned, leased or operated by a is in violation of, or alleged to be in violation of, any Environmental Laws;

(ii)           the Company has not received notice from any third party, including, without limitation, any Governmental Authority, (A) that any of the MPM Companies or any predecessor in interest has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws (collectively “Hazardous Substances”) which any of the MPM Companies or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Company or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that any of the MPM Companies or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii)           to the Knowledge the Company, (A) no portion of any real property presently or formerly owned, leased or operated by any of the MPM Companies has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by any of the MPM Companies or operators of any real property presently or formerly owned, leased or operated by any of the MPM Companies, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) all real properties presently or formerly owned, leased or operated by any of the MPM Companies are free from contamination, at concentrations that constitute a violation of applicable Environmental Laws, including, without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain any Hazardous Substances (other than such Hazardous Substances the presence thereon of which does not constitute a violation of applicable Environmental Laws); (D) there have been no releases of Hazardous Substances (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by any of the MPM Companies except in accordance with applicable Environmental Laws; (E) there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by any of the MPM Companies which, through soil or groundwater contamination, may have come to be located on such real property; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by any of the MPM Companies have been transported off site only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance with such permits and applicable Environmental Laws; and

(iv)           no real property presently or formerly owned, leased or operated by any of the MPM Companies is subject to any applicable environmental cleanup responsibility Law or environmental restrictive transfer Law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(b)           Attached to Schedule 3.17(b) is a list of all documents, reports, site assessments, data, communications or other materials, in the possession of any of the MPM Companies or to which any of them has access, which contain any material information with respect to potential environmental Liabilities associated with any real property presently or formerly owned, leased or operated by any of the MPM Companies and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Company has furnished to Investor complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 3.17(b).

Section 3.18    Taxes.

(a)           Each of the MPM Companies, and any consolidated, combined, unitary or aggregate group for Tax purposes of which any of the MPM Companies is or has been a member, has filed on a timely basis all Tax Returns required to have been filed by them. All such Tax Returns are correct and complete in all material respects. All Taxes required to have been paid by each of the MPM Companies have been paid on a timely basis. No claim has ever been made in writing to any of the MPM Companies by a Governmental Authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. No MPM Company has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed, except for automatic extensions of time to file which do not require the affirmative consent of the applicable Governmental Authority. There are no Liens on any of the assets of any MPM Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           Each of the MPM Companies has complied in all material respects with all applicable Laws, rules and regulations relating to withholding Taxes (including withholding of Taxes from distributions to its members), and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper Governmental Authority all amounts required to have been so withheld and paid.

(c)           To the Knowledge of the Company, there are no existing circumstances which reasonably may be expected to result in the assertion of any material claim for Taxes against any MPM Company by any Governmental Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. There is no audit or other proceeding presently pending or threatened in writing, or to the Knowledge of the Company otherwise, with regard to any Tax liability or Tax Return of any MPM Company.

(d)           Except as set forth in Schedule 3.18(d), no power of attorney granted by any MPM Company with respect to any Tax matter relating to any MPM Company is currently in force.

(e)           No MPM Company is a party to any contract, agreement, plan or arrangement requiring it to make payments to any person that would be a “parachute payment” (within the meaning of Section 280G of the Code) as a result of any event connected with the acquisition of the MPM Companies by the Buyer or any other transaction contemplated by this Agreement.

(f)           No MPM Company has made or agreed to make, and no MPM Company is required or has requested to make, any change in method of accounting of such Company which would require such MPM Company to make an adjustment to its income pursuant to Section 481(a) of the Code or any similar provision.

(g)           Except among the MPM Companies, no MPM Company is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement. None of the MPM Companies have, and none of the MPM Companies have had, a relationship to any other Person which would cause it to have, liability for Taxes owing by any other Person, including as a transferee or successor or by contract.

(h)           No MPM Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. No MPM Company has deferred income or Tax liability arising out of any transaction.

(i)           No MPM Company is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes.

(j)           Schedule 3.18(j) identifies all Tax Returns that any MPM Company has filed since January 1, 2007, and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Governmental Authority. Each of the MPM Companies has provided to the Buyer complete and accurate copies of all of the material records of each of the Companies that relate to Tax periods ending after January 1, 2007.

(k)           No MPM Company has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company, will ever be required to be, disclosed under Treasury Regulations Section 1.6011-4, and no Tax Return filed by or on behalf of such MPM Company has (i) contained a disclosure statement under Section 6662 of the Code, or (ii) been filed with respect to which such MPM Company was advised by its return preparer in writing that disclosure likely was required to avoid penalties under Section 6662 of the Code, which disclosure was not made.

Section 3.19   Employee Benefit Plans.  Except as set forth in Schedule 3.19, none of the MPM Companies maintains, administers or otherwise contributes to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any qualified or non-qualified current or deferred compensation (other than base salary and base wages), bonus, incentive compensation, stock right, stock option, stock appreciation right, severance pay requirement, pension, profit-sharing, stock bonus, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, fringe benefit (cash and non-cash), group or individual health, medical, dental, vision, disability, life insurance or survivor benefit or similar plan, policy or arrangement, which covers any employee, or beneficiary of any employee, whether active or retired, of any of the MPM Companies (each such plan is referred to herein as an “Employee Plan”). No Employee Plan is a money purchase plan or a defined benefit plan. No Employee Plan is a “multi-employer plan” as defined in Section 3(37) of ERISA, nor has any of the MPM Companies been obligated to make a contribution to any multi-employer plan within the past six years. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified. True and complete copies of each Employee Plan and all amendments thereto and related trust or other funding agreements have been delivered to Investor, together with, as applicable, (i) a true and complete copy of the most recent annual report (if required by applicable Law) for each such plan, including any and all schedules, opinions and attachments thereto prepared in connection with such reports and (ii) a copy of the most recent summary plan description and a summary of material modifications of each such plan. With respect to all Employee Plans, there is no basis for any event that would constitute a prohibited transaction under Section 406 of ERISA or under Section 4975 of the Code. The Company and each fiduciary for each of the Employee Plans is in compliance with the terms of the Employee Plans and the requirements of applicable Laws, including but not limited to the provisions of ERISA and the Code. Schedule 3.19 identifies all employees and former employees of the MPM Companies and related qualifying beneficiaries who have elected continuation of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or are eligible to elect coverage as of the Closing Date. There is no pending, or, to the Knowledge of the Company, any threatened legal action, arbitration or other proceeding or investigation against any of the MPM Companies or any Employee Plan with respect to any Employee Plan other than routine claims for benefits, which could result in material liability to such Employee Plan or the applicable MPM Company, and there is no basis for any such legal action or proceeding. No payment pursuant to any arrangement between any of the MPM Companies and any employee or service provider would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.20   Labor Matters.  Each of the MPM Companies is in compliance with all Laws in respect of employment and employment practices, including, without limitation, those arising under the Occupational Safety and Health Act of 1970, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the Company, threatened against any of the MPM Companies alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding with regard to any unfair labor practice against any of the MPM Companies pending before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of the Company, threatened against or involving any of the MPM Companies. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any of the employees of any of the MPM Companies. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the MPM Companies and no claim therefor has been asserted. None of the employees of any of the MPM Companies is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the MPM Companies. Schedule 3.20 sets forth a complete and accurate list of (i) all officers and directors of the MPM Companies, and (ii) all employees of the MPM Companies, including each such officer’s, director’s or employee’s (x) job title, (y) remuneration as of the Effective Date (including, but not limited to, wages, salary, commissions, bonus, profit sharing, deferred compensation or other compensation) and (z) hire date.

Section 3.21   Related Party Interests.  Except as set forth on Schedule 3.21, no shareholder, officer or director of the Company (or any Affiliate of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business and operations of any of the MPM Companies, (b) is indebted to any of the MPM Companies, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with, any of the MPM Companies. True and complete copies of all agreements listed on Schedule 3.21 have been made available to Investor. Except as set forth on Schedule 3.21, none of the MPM Companies is indebted to any of its shareholders, directors, officers or employees (or any Affiliate of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by the Transaction Documents will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from any of the MPM Companies to any of their shareholders, officers, directors or employees (or any Affiliate of such parties).

Section 3.22   Suppliers and Customers.  Schedule 3.22 sets forth a list of (a) the ten largest customers of the MPM Companies in terms of sales during the eleven months ended November 30, 2010, showing the approximate total sales to each customer during such period, and (b) the ten largest suppliers to the MPM Companies measured by the dollar volume of purchases during the eleven months ended November 30, 2010, showing the approximate payments to each supplier during such period. None of the MPM Companies has received any indication from any such customer or supplier to the effect that, and none of the MPM Companies has any reason to believe that, (i) any such customer will stop, or materially decrease the rate of, buying the MPM Companies’ products or (ii) any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the MPM Companies, whether as a result of the consummation of the transactions contemplated by the Transaction Documents or otherwise.

Section 3.23   Accounts Receivable.  Each account receivable of the applicable MPM Company that is reflected in the balance sheet included in the Interim Financial Statements, and each account receivable that has arisen since that date, has arisen from bona fide transactions in the ordinary course of business of the applicable MPM Company and shall be fully collected within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts consistent with prior practices of the applicable MPM Company, as reflected on the face of the Interim Financial Statements.

Section 3.24   Inventory.  The inventories of each of the MPM Companies shown on the balance sheet included in the Interim Financial Statements or acquired after the date thereof are all items of a quality usable or saleable in the ordinary and usual course of the applicable MPM Company’s business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business and that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided in the Interim Financial Statements. The values at which inventories are carried in the Interim Financial Statements reflect an inventory valuation policy consistent with the applicable MPM Company’s past practice and in accordance with GAAP, consistently applied.

Section 3.25    Product Warranty and Liability.

(a)           Schedule 3.25(a) contains the standard form of product warranty for each of the MPM Companies. None of the MPM Companies has undertaken any performance obligations or made any warranties or guarantees regarding its products other than those disclosed on Schedule 3.25(a), and the aggregate cost to the MPM Companies comply with product warranties during the last five years has not exceeded $20,000 per year. Each of the products sold by the MPM Companies (a) is, and at all times has been, in compliance in all material respects with all applicable Laws, and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in the warranty or on the container or label for such product or in connection with its sale, whether through advertising or otherwise. There are no rights of return or other agreements between any of the MPM Companies and any customer that would cause any sales reflected in the Financial Statements to fail to qualify as sales in accordance with GAAP or the revenue-recognition policy as reflected in the Financial Statements.

(b)           There is no material design defect with respect to any of the MPM Companies’ products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice regarding its contents and use. None of the MPM Companies has ever recalled any products distributed or sold by the MPM Companies, and there is no reasonable basis known to the Company for any such recall on or after the Closing Date.

Section 3.26   Bank Accounts.  Schedule 3.26 contains a complete and accurate list of all banks or other financial institutions at which the Company maintains accounts or safe-deposit boxes, together with numbers of such accounts and boxes and the names of the Persons authorized to draw on them or permitted access to them. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation regarding withdrawal.

Section 3.27   Insurance.  Schedule 3.27 contains a complete and accurate list of each insurance policy maintained by the MPM Companies with respect to the properties, assets and business of the MPM Companies. All such policies (a) are in full force and effect, (b) are sufficient for compliance by the MPM Companies with all requirements of Law and all Material Contracts, and (c) will not be affected by, or terminate or lapse by reason of, the transactions contemplated by the Transaction Documents.

Section 3.28   Minute Books.  Except as set forth on Schedule 3.28, the minute books of the MPM Companies made available to Investor contain all minutes of meetings of directors and shareholders, or actions by written consent, since the date of incorporation of the applicable MPM Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 3.29   Brokers.  None of the MPM Companies has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by the Transaction Documents.

Section 3.30   Certain Payments.  None of the MPM Companies nor any other Person has, directly or indirectly, on behalf of or with respect to any of the MPM Companies or their business or operations, made or received any payment that was not lawful to make or receive under applicable Law, including the Foreign Corrupt Practices Act and the anticorruption laws of any jurisdiction where the MPM Companies do business.

Section 3.31    SEC Reports.

(a)           The Company has filed all reports and other documents with the SEC required to be filed by the Company since 1986 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles in the United States (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports and none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

(b)           The chief executive officer and principal financial officer of the Company have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder by the SEC, and the statements contained in any such certificates were complete and correct when made.

Section 3.32   Disclosure.  No representation or warranty by the Company in this Agreement, the Disclosure Schedules, or any other agreement or document delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to the Company, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1   Organization of Investor.  Investor is a limited liability company duly organized and validly existing under the laws of the State of Washington and has the requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

Section 4.2   Authority; Enforceability.  Investor has all requisite limited liability company power and authority to enter into the Transaction Documents to which it is a party and to perform all of its obligations thereunder. The execution, delivery, and performance of the Transaction Documents to which Investor is a party have been duly authorized by Investor. The Transaction Documents to which Investor is a party, when executed and delivered by the parties thereto, will constitute the legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their terms, except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or the availability of equitable remedies.

Section 4.3   No Conflict; Required Filings and Consents.  The execution and delivery of the Transaction Documents to which Investor is a party and the consummation of the transactions contemplated thereby by Investor does not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or require any consent, or give rise to a right of termination, cancellation or acceleration of any right or obligation or loss of any benefit or creation of any Lien on any asset of Investor, under any (i) provision of Investor’s certificate of formation or operating agreement, each as amended to date, (ii) agreement or instrument individually or in the aggregate material to the transactions contemplated by the Transaction Documents and to which Investor is a party, (iii) permit, judgment, order or decree applicable to Investor or its properties or assets, or (iv) Law applicable to Investor or any of its properties or assets. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by Investor of the Transaction Documents to which Investor is a party or for the consummation by Investor of the transactions contemplated thereby.

Section 4.4   Brokers.  Investor has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by the Transaction Documents.

Section 4.5   Purchase for Investment, etc.  The Issued Shares are being purchased for investment for Investor’s account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Investor has no present intention of selling, granting any participation in or otherwise distributing the Shares or any part thereof. Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person with respect to any of the Shares.

ARTICLE V
OPERATIONS AND COVENANTS

Section 5.1   Company Affirmative Covenants.   Between the Effective Date and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, except as otherwise consented to in writing by Investor or as otherwise contemplated by this Agreement, the Company will, and the Company will cause the each of the MPM Companies to:

(a)           (i) conduct business diligently and in the ordinary course of business in all material respects consistent with past practice and (ii) exercise commercially reasonable efforts to preserve their business intact, to preserve present relationships with suppliers and customers and others having business relations with it and to keep in full force and effect its corporate existence and all material rights (including Intellectual Property rights) relating to its business;

(b)           exercise commercially reasonable efforts to maintain, in all material respects, all of its property and assets or replacements thereof in their present or better condition, ordinary wear and tear excepted;

(c)           maintain books and records in accordance with prior practice as used in the preparation of the Financial Statements;

(d)           comply in all material respects with applicable Laws and Permits, and upon receipt of any notice of violation of any such Laws or Permits, use reasonable best efforts to contest in good faith or to cure such violation before the Closing Date; and

(e)           maintain or cause to be maintained in force the existing hazard and liability insurance policies, or comparable coverage, relating to their assets and business.

Section 5.2   Company Negative Covenants.  Between the Effective Date and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, except as otherwise consented to in writing by Investor or as otherwise contemplated by this Agreement, the Company will not, and the Company will not cause any of the MPM Companies to:

(a)           issue any shares of its capital stock, or issue any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase, reacquire, cancel or redeem any such shares or agree to do the foregoing;

(b)           declare, pay or set aside for payment any dividend or other distribution in respect of the shares of its capital stock;

(c)           take any action or omit to take any action that could reasonably be expected to render inaccurate any representation or warranty of the Company contained in this Agreement;

(d)           except: (i) as expressly contemplated by this Agreement; (ii) for normal periodic payments or increases in the ordinary course of business consistent with past practice; or (iii) as required by Law, (y) increase the rate or terms of compensation payable or to become payable by any of the MPM Companies to its employees, or enter into any new employment agreement or materially modify the terms of any existing employment agreement or bonus or severance or termination arrangements; or (z) make any payments to any officer, director, consultant, employee or shareholder, except for the payment of wages and bonuses in the ordinary course of business consistent with past practice;

(e)           (i) acquire (including by merger, consolidation or acquisition of stock or assets) any Person or any division thereof or any material amount of assets, except for acquisitions of inventory and supplies in the ordinary course of business and capital equipment not in excess of $5,000 in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; or (iii) enter into or amend any contract, agreement, arrangement or commitment or engage in any transaction with respect to any matter set forth in this subsection (e) or otherwise not in the ordinary course of business or not consistent with the customary business practices of the applicable MPM Company;

(f)           sell, encumber, pledge, mortgage, transfer or otherwise dispose of, any asset of the Company, other than sales of inventory in the ordinary course of business consistent with past practice;

(g)           incur any Liabilities except those Liabilities incurred in the ordinary course of business consistent with past practice;

(h)           amend any Governing Document; or

(i)           take any action that is outside the ordinary course of business or that could reasonably be expected to adversely affect the transactions contemplated by the Transaction Documents.

Section 5.3   Notice of Developments.  Between the Effective Date and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, the Company shall promptly advise Investor in writing of (i) any event, condition, fact or circumstance causing or constituting a breach of any representation, warranty or covenant made by the Company in this Agreement. No disclosure pursuant to this Section 5.3 shall be deemed to supplement or amend the Disclosure Schedules for any purpose, including for the purpose of determining the accuracy of any representation or warranty made by the Company in this Agreement or any other document delivered at Closing, or reducing any indemnification obligation of the Company to Investor Indemnified Persons. During the same period, the Company also shall promptly notify Investor of the occurrence of any breach of any covenant of the Company in Article V or the occurrence of any event that may make the satisfaction of the conditions in Section 6.1 impossible or unlikely.

Section 5.4   Access.  Between the Effective Date and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, the Company shall grant and cause the MPM Companies to grant Investor and its authorized representatives reasonable access during normal business hours to all properties, books, records, contracts, and documents, employees, officers, advisors, customers and suppliers of the MPM Companies and a full opportunity to make such reasonable investigations as they shall desire to make of the MPM Companies. The Company shall furnish or cause to be furnished to Investor and its authorized representatives all such information with respect to the business and affairs of the MPM Companies as Investor may reasonably request and shall permit Investor, at Investor’s own expense, to copy any such information.

Section 5.5   Public Announcements.  No press releases, other public announcements, or notices to customers or suppliers concerning the transactions contemplated by this Agreement will be made by Investor or the MPM Companies without the joint approval of Investor and the Company, unless required by Law, in which case Investor and the Company will consult with each other regarding the announcement.

Section 5.6   Satisfy Conditions; Cooperation.  The Company and Investor will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to complete and effect the transactions contemplated by the Transaction Documents (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI). Without limiting the generality of the foregoing, the Company and Investor will cooperate in all reasonable respects to obtain all required consents Investor decides to seek; provided, however, that Investor shall not be required to agree to any amendment of any agreement or any financial or other concession as a condition of obtaining such consent.

Section 5.7   No Negotiations With Others.  Between the Effective Date and the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, none of the Company nor its representatives or Affiliates shall (a) initiate, solicit, cause, knowingly facilitate or knowingly encourage, directly or indirectly, the making of any inquiry, offer or proposal for the possible disposition of the Issued Shares, other shares of the Company’s capital stock or the sale of all or substantially all of the Company’s assets or of the Company by way of sale, merger, consolidation, liquidation or otherwise, or (b) engage in negotiations or discussions with, or furnish any information to, any Person relating to any such inquiry, offer or proposal. If the Company or its representatives or Affiliates receive any inquiries, offers or proposals referred to in the preceding sentence, the Company shall immediately notify Investor in writing of such inquiries, offers or proposals, including the party making the inquiry or proposal and the details thereof.

Section 5.8   MPM Mining Divestiture.  Before the Closing, the Company shall take all actions necessary to sell all of the outstanding capital stock of MPM Mining, Inc. (“MPM Mining”) owned of record and beneficially by it to Luciano or his Affiliate (the “Mining Divestiture”) in exchange for all shares of the Company’s Common Stock held by Luciano, the cancellation of all options to purchase the Company’s Common Stock held by Luciano (all shares subject to such cancelled options the “Cancelled Option Shares”), and the cancellation of certain indebtedness of the Company, in each case pursuant to the MPM Mining Agreement. The Company shall not amend the MPM Mining Agreement, and shall not waive any right (including any condition to closing) under the MPM Mining Agreement, without Investor’s prior written consent.

Section 5.9   MPM Mining Employee Benefit Termination.  Before the Closing and in connection with the Mining Divestiture, the Company shall take all necessary actions to terminate participation in the Employee Plans by MPM Mining and its employees and to provide evidence of such termination to Investor.

Section 5.10   Cancellation of Luciano Shares.  Before the Closing, the Company shall cancel all shares of the Company’s Common Stock formerly held by Luciano and delivered to the Company pursuant to the MPM Mining Agreement (the “Cancelled Shares”), such that after cancellation approximately 3,440,938 shares of the Company’s Common Stock will remain issued and outstanding.

Section 5.11    Special Meeting; Proxy Statement.

(a)           The Company shall, in accordance with applicable Law and its Governing Documents, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof solely for the purpose of obtaining the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Special Meeting if this Agreement is validly terminated in accordance with Article IX.

(b)           In connection with the Company Special Meeting, the Company shall prepare a proxy statement (as amended and supplemented from time to time, the “Proxy Statement”) relating to the this Agreement and the transactions contemplated herein and shall use commercially reasonable efforts to cause the preliminary Proxy Statement to be filed with the SEC no later than the tenth business day immediately following the date of this Agreement. Investor shall promptly provide to the Company any information concerning itself and its Affiliates required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and, after consulting with Investor, the Company shall promptly file the preliminary Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly (A) notify Investor upon the receipt of any such comments or requests and (B) provide Investor with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Investor with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Investor. Prior to the time of obtaining the Company Shareholder Approval, each of the Company and Investor shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect, and the Company shall, in accordance with the procedures set forth in this Section 5.12(b), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

Section 5.12    D&O Insurance.

(a)           Investor agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Governing Documents of the Company, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)           The Company shall, and Investor shall cause the Company to use best efforts to (i) maintain in effect for a period of 5 years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of 5 years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)           The obligations of Investor and the Company under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.12 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.12 applies shall be third-party beneficiaries of this Section 5.12, each of whom may enforce the provisions of this Section 5.12).

ARTICLE VI
CONDITIONS TO THE CLOSING

Section 6.1   Conditions to the Obligations of Investor.  The obligation of Investor to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction by the Company at or prior to the Closing of each of the following conditions (to the extent non-compliance is not waived in writing by Investor);

(a)           This sale of the Shares and the MPM Mining Agreement shall have been approved by the shareholders of the Company in accordance with applicable Laws and the Company’s Governing Documents.

(b)           No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding by a Governmental Authority shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(c)           The representations and warranties made by the Company in Article III shall be true and correct in all respects as of the date of this Agreement, and will be true and correct in all respects as of the Closing Date as if then made (except for representations and warranties given as of a specific date, which representations shall be true and correct in all respects as of that date).

(d)           The Company shall have performed and complied with all of its covenants and obligations under this Agreement to be performed or complied with by it at or before the Closing.

(e)           No Company Material Adverse Effect shall have occurred since the Effective Date and continue to exist.

(f)           The Company shall have obtained a consent, in form and substance satisfactory to Investor, to the consummation of the transactions contemplated by this Agreement from (i) all Governmental Authorities whose consent or approval is required for the consummation by the Company of the transactions contemplated by this Agreement, and (ii) each counterparty to the Material Contracts listed on Schedule 6.1(f).

(g)           The Company’s aggregate indebtedness at Closing shall not exceed the amount set forth on Schedule 6.1(g).

(h)           The Company Agreements shall have been executed and delivered by Messrs. Hsu, Turgel and Little.

(i)           The MPM Mining Agreement shall have been executed and delivered by the parties thereto, and the transactions contemplated thereby shall have closed.

(j)           Investor shall have received all Closing deliverables required by Section 2.5.

(k)           Investor shall have received net proceeds of not less $2,500,000 from the sale of its membership interests.

(l)           All actions to be taken by the MPM Companies in connection with completion of the transactions contemplated by the Transaction Documents and all certificates, instruments, and other documents expressly required to effect the transactions contemplated by the Transaction Documents or reasonably required to satisfy Investor as to the satisfaction of the conditions required hereunder are reasonably satisfactory in form and substance to Investor.

Investor may waive any condition specified in this Section 6.1 by executing a writing so stating at or before the Closing but Investor shall have no obligation to grant any such waiver.

Section 6.2   Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction by Investor at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Company):

(a)           This sale of the Shares shall have been approved by the shareholders of the Company in accordance with applicable Laws and the Company’s Governing Documents.

(b)           No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding by a Governmental Authority shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(c)           The representations and warranties made by Investor in this Agreement shall be true and correct in all respects as of the date of this Agreement, and will be true and correct in all respects as of the Closing Date, as if then made.

(d)           Investor shall have performed and complied with all of its covenants and obligations under this Agreement that are to be performed or complied with by it at or before the Closing.

(e)           All actions to be taken by Investor in connection with completion of the transactions contemplated by the Transaction Documents and all certificates, instruments, and other documents expressly required to effect the transactions contemplated by the Transaction Documents or reasonably required to satisfy the Company as to the satisfaction of the conditions required hereunder are reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 6.2 by executing a writing so stating at or before the Closing but the Company shall have no obligation to grant any such waiver.

ARTICLE VII
POST-CLOSING COVENANTS

Section 7.1   General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII.)

ARTICLE VIII
INDEMNIFICATION

Section 8.1   Survival of Representations, Warranties, Etc.  All representations, warranties, covenants and agreements made in this Agreement or in any other Transaction Document will survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the indemnification obligations contained in this Article VIII extend to any Damages suffered by any of Investor Indemnified Persons or Company Indemnified Persons, regardless of whether a claim is made against any such Person by any third party.

Section 8.2   Indemnification by the Company.  Notwithstanding any investigation by Investor, from and after the Closing, the Company will indemnify and defend Investor and its Affiliates (collectively, “Investor Indemnified Persons”) from and against, and reimburse each of Investor Indemnified Persons with respect to, any and all Damages related to or arising out of or in connection with: (a) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement or in any other Transaction Document or (b) any failure by the Company to perform any covenant or satisfy any obligation required to be performed or satisfied by the Company at or prior to the Closing (each, a “Company Breach”).

Section 8.3   Indemnification by Investor.  Notwithstanding any investigation by the Company, from and after the Closing, Investor will indemnify and defend the Company and its Affiliates (collectively, “Company Indemnified Persons”) from and against, and reimburse each of the Company Indemnified Persons with respect to, any and all Damages related to or arising out of or in connection with: (a) any inaccuracy or breach of any representation or warranty made by Investor in Article IV of this Agreement or in any other Transaction Document; or (b) any failure by Investor to perform any covenant or satisfy any obligation required to be performed or satisfied by Investor.

Section 8.4    Indemnification Procedure.

(a)           Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness after obtaining knowledge thereof (and in any event within 20 business days after receiving notice), provide the indemnifying party with written notice of all third-party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article VIII (collectively, “Third-Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have 10 business days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to the indemnification provisions of this Article VIII and, if so, whether the indemnifying party elects to undertake, conduct, and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(iii)           If, within 10 business days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, the indemnified party will reasonably cooperate with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information and material to the defense of the Third-Party Claim. The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim through counsel chosen by the indemnified party, at its expense. If the proposed settlement would impose an obligation or duty on the indemnified party, the indemnified party will have the right to approve the settlement, and, in that case the settlement may not be undertaken without such approval. As long as the indemnifying party is contesting the Third-Party Claim in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim. Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

(iv)           If the indemnifying party does not provide notice that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, or if the indemnifying party fails to contest the Third-Party Claim or to undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense, or argument that the indemnified party’s defense or settlement of such Third-Party Claim is in any respect inadequate or unreasonable.

(v)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

(b)           Claims Other than Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under this Article VIII, other than Third-Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have 10 business days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party will be deemed to accept liability for all the Damages described in the claim notice.

(iii)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

Section 8.5   Issuance of Stock for Damages for Company Breach.  If an Investor Indemnified Person suffers Damages arising out of or in connection with a Company Breach for which the Investor Indemnified Person is entitled to indemnification under Section 8.2, the Investor Indemnified Person may notify the Company in writing as part of its notice to the Company under Section 8.4 of its election to have the Company issue to Investor shares of Common Stock of the Company in lieu of its other remedies under Section 8.2. If the Investor Indemnified Person so elects, the Company will take all actions or cause all actions to be taken to issue to the Investor a number of shares of Common Stock of the Company with an aggregate fair market value equal to such Damages or a portion of such Damages, as specified by the Investor Indemnified Person in its notice to the Company; provided that any issuance of shares of the Company’s Common Stock will be done in compliance with applicable Laws.

Section 8.6   Rights Not Exclusive; Purchase Price Adjustment.  A party’s rights to indemnification under this Article VIII are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity. The parties agree that to the greatest extent possible, the payment of any indemnity hereunder shall be treated for tax purposes as an adjustment to the Purchase Price paid by Investor.

ARTICLE IX
TERMINATION

Section 9.1   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Investor and the Company;

(b)           by Investor or the Company, if the transactions contemplated hereunder have not been consummated by May 19, 2011; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement (including without limitation Section 5.6) has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)           if the Company Special Meeting or any adjournment or postponement thereof at which a vote to approve the sale of the Shares was taken has concluded without the receipt of the Company Shareholder Approval;

(d)           by Investor if there has been a material violation or breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement;

(e)           by the Company if there has been a material violation or breach by Investor of any covenant, agreement, representation or warranty contained in this Agreement; or

(f)           by either Investor or the Company if the consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

Section 9.2   Effect of Termination.  If this Agreement is terminated by any party hereto pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability on the part of Investor or the Company except for fraud, intentional misrepresentation, willful misconduct or breach of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1   Entire Agreement.  This Agreement and the other Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement and understanding between Investor and the Company with respect to the subject matter hereof and thereof, and between Luciano and Investor with respect to Section 8.4, and supersede all prior agreements and understandings, oral and written, with respect to the subject matter hereof and thereof.

Section 10.2   Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 10.7.

Section 10.3   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.4   Amendments and Waivers.  The provisions of this Agreement may be amended only by the written agreement of all of the parties to this Agreement. Any waiver, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and will be effective only to the extent specifically set forth in such writing.

Section 10.5   Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties hereto and any purported assignment or delegation of this Agreement without such consent will be null and void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors, heirs, executors and permitted assigns. Except as contemplated in Section 5.12, Section 8.2 and Section 8.3, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.6   Notices.   Any notices, requests, demands or other communications required or permitted to be sent under this Agreement shall be delivered personally, sent by overnight or international courier or mailed by registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery, one business day after deposit with an overnight domestic courier or three business days after deposit in the mail or with international courier:

Investor:	Carbon Cycle Industries, Inc. 5923 Daniels Loop SE Lacey, WA 98513 Attn: Ryan Skinner Facsimile: _________
and to:	Ascent Partners Group LLC PO Box 99291 Seattle WA 98139-0291 Attention: Byron McCann Facsimile: 206-626-6346

with a copy to: (which shall not constitute notice)	Stoel Rives LLP One Union Square, Suite 3600 600 University Street Seattle, WA 98101 Attn: C.J. Voss Facsimile: (206) 386-7500
The Company:
MPM Technologies, Inc.
222 W. Mission Ave., Ste. 30
Spokane, WA 99201-2347
Attn: Robert Little
Facsimile: (509) 326 3228

Smith Hemingway Anderson, PS
1519 W. Broadway
Spokane, WA 99201
Attn: L. Craig Cary Smith
Facsimile: (509) 328-0149

Section 10.7   Governing Law; Jurisdiction.  The validity, meaning and effect of this Agreement shall be determined in accordance with the Laws of the State of Washington, without reference to Washington’s conflict of laws rules. Each party to this Agreement hereby irrevocably and unconditionally agrees to the jurisdiction of any state or federal court located in Seattle, Washington for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts and not to plead or claim that any such court is an inconvenient or otherwise improper or inappropriate forum).

Section 10.8   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof.

Section 10.9   Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.10   Headings.   Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the Effective Date.

INVESTOR:	CARBON CYCLE INVESTORS LLC
By: /s/ Byron B. McCann
Name: Byron B. McCann
Title: Manager

THE COMPANY:	MPM TECHNOLOGIES, INC.
By: /s/ Robert D. Little
Name: Robert D. Little
Title: Corporate Secretary

[Signature Page to Stock Purchase Agreement]